Exhibit 99.1

EDAC Technologies Announces Acquisition of EBTEC Corporation

- EBTEC’s Complementary and Advanced High Energy Beam and Fabrication Technologies Expand EDAC’s Manufacturing Capabilities, Products and Markets -

FARMINGTON, Conn., June 1, 2012 – EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, announced today that it has acquired EBTEC Corporation, a provider of advanced precision manufacturing processes and fabrication solutions to leading aerospace, power generation, industrial, semiconductor and medical customers.  Privately-owned EBTEC, which is headquartered in Agawam, Mass., had sales of $12.6 million in 2011.

The purchase price was approximately $11 million, of which $1.65 million has been paid in EDAC stock, with the balance funded by financing through TD Bank N.A.

EBTEC Corporation, which was founded in 1963, pioneered the development of non-contact, high energy beam (HB) technologies with the Apollo Space Program, proving at the time that EB welding could meet the demands that space travel would place on engineered products.  Today, in addition to electron beam welding, EBTEC’s precision high energy beam processes include laser welding, laser cutting, laser drilling, EDM, vacuum heat treating, and abrasive waterjet cutting, while they also offer comprehensive precision fabrication solutions.  EBTEC has an extensive array of equipment, coupled with substantial engineering, metallurgy, quality assurance, program management, and in-house finishing capabilities. EBTEC is a certified supplier to major aerospace and industrial OEMs.

Dominick A. Pagano, President and Chief Executive Officer of EDAC Technologies, commented, “This acquisition represents an important step forward in our growth strategy. EBTEC gives us highly complementary and advanced capabilities that are required for the manufacture of our precision parts, many of which we formerly outsourced to EBTEC.  EBTEC also fabricates finished components, which immediately expands our product line with additional parts for aircraft engines and ground-based turbines, markets we currently serve.  In addition, EBTEC makes components and products used by manufacturers of semiconductors and medical devices, which opens up new markets to EDAC.  This acquisition also efficiently expands our manufacturing footprint as EBTEC’s two facilities in Massachusetts are close to our own operations.

“We are acquiring a very well run and profitable company.  We have the highest regard for the EBTEC team and welcome each of them to EDAC.  In addition to their engineering capabilities and design know-how, they share with the team at EDAC a deep and proven commitment to innovation and exacting execution, making both companies an ideal fit with each other.”

About EDAC Technologies Corporation

EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets.  In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines.  Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company's products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company's competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:         EDAC Technologies Corporation
Glenn L. Purple
Vice President-Finance
860-677-2603

Comm-Counsellors, LLC
Edward Nebb
203-972-8350
June Filingeri
203-972-0186

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